Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Magnum Management Corporation	Ohio
Michigan’s Adventure, Inc.	Michigan
Cedar Fair Southwest Inc.	Delaware
Kings Island Company	Delaware
Wonderland Company Inc.	Delaware
Canada’s Wonderland Company	Canada (Nova Scotia)
Cedar Point Park LLC	Delaware
Valleyfair LLC	Delaware
Worlds of Fun LLC	Delaware
Dorney Park LLC	Delaware
Knott’s Berry Farm LLC	Delaware
Carowinds LLC	Delaware
Kings Dominion LLC	Delaware
Michigan’s Adventure Park LLC	Delaware
Kings Island Park LLC	Delaware
Geauga Lake LLC	Delaware
Millennium Operations LLC	Delaware